CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-3, No. 333-139566 and No. 333-139567; and Form S-8, No. 333-129877) of Brookdale Senior Living Inc. of our reports dated March 9, 2007 with respect to the consolidated and combined financial statements and schedule of Brookdale Senior Living Inc., Brookdale Senior Living Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Brookdale Senior Living Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Chicago, Illinois
March 9, 2007